Exhibit 99.1

Vishay Intertechnology Announces Proposed Offering of $525 Million of Convertible Senior Notes

MALVERN, PA — June 6, 2018 — Vishay Intertechnology, Inc. (NYSE: VSH) today announced its intention to commence an offering, subject to market conditions and other factors, of $525 million aggregate principal amount of convertible senior notes due 2025. The notes are to be offered and sold only to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended. Vishay also expects to grant the initial purchasers of the notes a 30-day option to purchase up to an additional $75 million aggregate principal amount of the notes.

The notes will be Vishay's general unsecured obligations and subordinated in right of payment to Vishay's senior secured debt, including amounts borrowed under its senior secured credit facility, and will accrue interest payable semiannually in arrears. The notes will be convertible, subject to certain conditions, into cash, shares of Vishay's common stock or a combination thereof, at Vishay's election. The interest rate, the initial conversion rate and the other terms of the notes will be determined by negotiations between Vishay and the initial purchasers of the notes.

Concurrently with this offering, in separate transactions, Vishay intends to use substantially all of the net proceeds from this offering to purchase a portion of its outstanding convertible senior debentures due 2040, 2041 and 2042, or a combination thereof, through individually negotiated agreements with a limited number of holders of such outstanding debentures. Any remaining net proceeds will be used for general corporate purposes.

This announcement is neither an offer to sell nor a solicitation of an offer to buy any of these securities and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale is unlawful.

The notes and any shares of Vishay's common stock that may be issued upon conversion of the notes have not been, and will not be, registered under the Securities Act of 1933, as amended, or any state securities laws and may not be offered or sold in the United States absent registration or an applicable exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and other applicable securities laws.

Forward-Looking Statements

This press release contains certain forward-looking statements that are subject to known and unknown risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements. Such risks and uncertainties include, but are not limited to, whether or not Vishay will offer the notes or consummate the offering, the anticipated terms of the notes and the offering, the anticipated use of the proceeds of the offering and any purchases of Vishay's outstanding debentures. Vishay does not undertake any obligation to publicly update any forward-looking statements to reflect events or circumstances occurring after the date of this press release.

CONTACT:
Vishay Intertechnology, Inc.
Peter G. Henrici
Senior Vice President, Corporate Communications
+1-610-644-1300